UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                  __________


                                   FORM 8-K



                                 CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):        Commission File Number
January 20, 1995                                                       1-8233





                             USF&G CORPORATION
             (Exact Name of Registrant as Specified in Charter)



Maryland                                                            52-1220567
(State or Other Jurisdiction                  (IRS Employer Identification No.)
of Incorporation)





                   100 Light Street, Baltimore, Maryland  21202
                     (Address of Principal Executive Offices)


                                (410) 547-3000
               (Registrant's telephone number, including area code)







                               USF&G CORPORATION
                                    FORM 8-K
                            ______________________


Item 5. Other Events

On January 20, 1995, USF&G Corporation (USF&G) issued a press release announcing information as to fourth quarter earnings expectations. In addition, plans to consolidate its Baltimore headquarters facilities were announced. The press release is incorporated herein by reference as Exhibit I to this form.




EXHIBIT I



                                                     January 20, 1995
                                                  FOR IMMEDIATE RELEASE
                                               CONTACT: Kerrie Burch-DeLuca
                                                      (410) 547-3573



      USF&G OPERATING EARNINGS TO BE IN LINE WITH EXPECTATIONS;
            CORPORATE FACILITIES CONSOLIDATION ANNOUNCED


          USF&G Corporation said today it anticipates 1994 fourth quarter and year-end operating earnings to be in line with analysts' expectations. Average estimates for the fourth quarter are $.30 per common share and $.95 for the full year. The company also announced plans to consolidate its Baltimore headquarters facilities. The company expects to release final results by February 1, 1995.

          USF&G Chairman Norman P. Blake, Jr., said: "As a result of the company's ongoing efforts to improve overall cost effectiveness, USF&G's net income will include the acceleration of lease expenses related to the consolidation of its Baltimore facilities. Accordingly, USF&G expects to record a one-time charge of approximately $190 million in the fourth quarter. This adjustment in effect reflects the acceleration of lease expenses for the 100 Light Street Tower that would have been incurred through the end of the lease term in 2009. USF&G expects savings of approximately $70 million over the remaining term of the lease due to this rationalization of Baltimore facilities and the sublease of excess space.

          "USF&G has completely repositioned its operations since 1991 and our headquarters staff has decreased by approximately 28 percent. As a result, our available office space now exceeds our needs. We are planning a phased relocation of personnel currently residing at our 100 Light Street building over the next two years. We hope to capitalize on the strong leasing demand for this building, which is a premier harbor view location in Baltimore."

          In addition, the company also said it expects to record an income tax benefit of approximately $210 million in the fourth quarter. This benefit is based on its most recent earnings record and the anticipation of continued profitability in future years whereby it becomes appropriate to reduce the tax valuation allowance previously established under FASB statement No. 109. Following the adjustment, the balance of the deferred tax valuation allowance is estimated to total approximately $270 million at year-end 1994.

          Blake further commented: "USF&G and the Baltimore area have had a strong partnership since our founding here 99 years ago. We would like to continue that relationship and, accordingly, our plan is to consolidate operations into our Mount Washington Center location. That facility currently houses our training and development center, information services operations, F&G Life Insurance headquarters, and numerous other departments."

          USF&G Corporation, with assets of $13.8 billion is composed of property/casualty and life insurance subsidiaries. The corporation's principal subsidiary is United States Fidelity and Guaranty Company, its property/casualty insurance company founded in 1896.





                            USF&G CORPORATION
                                FORM 8-K
                          ______________________
                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                             USF&G CORPORATION


                                            By:  DAN L.  HALE
                                                  Dan L. Hale
                                                  Executive Vice President,
                                                  Chief Financial Officer and
                                                  Principal Accounting Officer

January 20, 1995